Digital Equipment Corporation
10101 Alliance Drive
Cincinnati, Ohio USA
45242-4707
September 21, 1998

Intraco Systems, Inc.
1356 N. W. 2nd Ave.
Boca Raton, Fl 33432
Attn. Jack Berger - President

Dear Mr. Berger:

We have reviewed your Loan Restructure Proposal of September 16, 1998 and agree to the basic proposal, with certain modifications as outlined below. This letter is to stipulate the terms under which Digital Equipment Corporation, hereafter referred to as "Digital", has agreed to extend a note in the amount of $438,906.11 to Intraco Systems, Inc., hereafter referred to as "Intraco", as well as other terms and conditions. This note along with the payments outlined below will replace all open invoices dated 8/21/98 and prior that Intraco has outstanding as well as the promissory note executed by Intraco dated January 16, 1998. The following are the terms of this agreement:

1. This Note is to be secured with a I" Lien, represented by a Uniform Commercial Code (UCC) Financing Statement, against all assets now owned and hereafter acquired by Intraco. The signed note should be returned to Ron Burkholder.
2. This Note is payable in 18 monthly installments, due on the 22nd of each month starting October 22, 1998 at an annual interest rate of 10%. The payment schedule is attached to the Note. This payment schedule is set to allow full liquidation of the $438,906.11 debt over the 18 month term.
3. Upon signing the Note, Intraco will issue a check to Digital in the amount of $28,385.00. These funds will be applied as follows: $26,000.00 will be applied to the $212,000.00 outstanding balance on the current Digital Note dated January 16, 1998. The additional $2,385.00 will be applied to accrued interest due on the delinquent July Note payment. All payments should be sent to Ron Burkholder at the address shown in the Note.

The New Note balance was computed as follows:

      1/16/98 Note Balance as of 9/18/98:             $212,000.00
Total of open invoices dated 7/31/98 and prior:       $252,906.11
                                     Sub-total:       $464,906.11
    Less July 17, 1998 principle payment:              (26,000.00)
       Balance of New Note dated Sept 22, 1998:       $438,906.11

4. Intraco will execute an Escrow Agreement establishing an Escrow Account, with Digital designating a 3rd Party acceptable to Digital as the Escrow Agent. The Escrow Account will be established to include all current invoices not included in the Note and invoices billed by Digital to Intraco during the term of the Note. The terms of the Escrow Agreement shall include:

Intraco customer invoices issued on a Digital project will specify that payment is to be made to "Intraco Systems Escrow Account". Intraco customer payments will be deposited into the Escrow Account controlled by the Escrow Agent. Disbursements of all payments deposited into the Escrow Account shall be made by the Escrow Agent to Digital and Intraco on or before the 10th and 25th of each month. Digital invoices aged > 45 days as of each disbursement date must be paid to Digital by the Escrow Agent or directly by Intraco or Intraco will be in default on the Note. Intraco will be paid the difference between the Intraco customer payment, on each Digital project, and the amount owed Digital.

5. Contemporaneous with the execution of the Note, Intraco will provide Digital with an unconditional release as it relates to all prior business dealing between the two companies. The signed release should be returned to Ron Burkholder.

6.  Events of default:

       Note payments not received on the stipulated dates, or

       Digital contract billings that age beyond 45 days and are not paid by the Escrow Agent or directly by Intraco, in accordance with the above Escrow Terms. In the event of default the entire unpaid balance of the Note will become immediately due and payable and all existing contracts or portions thereof between Digital and Intraco that have not been prepaid, will be terminated.

Regards,



Ron J. Burkholder
MCS SCT A/R Team Leader

Encl.:     Promissory Note dated September 22, 1998
           List of Invoices Included in Note
           Release Form
           Escrow Agreement

The above agreement is acknowledged and accepted;

By:

Jack Berger - President
Intraco Systems, Inc.

Date:- 9- 7,3

















PROMISSORY NOTE
     $438,906.11                                         September 22, 1998

FOR VALUE RECEIVED, INTRACO SYSTEMS, INC. (hereinafter" Intraco"), promises to pay to the order of DIGITAL EQUIPMENT CORPORATION (hereinafter "Digital"), the sum of FOUR HUNDRED THIRTY EIGHT THOUSAND NINE HUNDRED SIX and 11/100 DOLLARS ($438,906.11), plus interest at the rate of Ten percent (10 %) on unpaid principal, in lawful money of the United States of America. The said principal shall be payable without offset by (i) bank wire transfer or (ii) Intraco company check made payable to "Digital Equipment Corporation", and shall be paid or sent to Digital Equipment Corp, Attn: R. J. Burkholder, 10101 Alliance Road, Cincinnati, Ohio 45242, or at such other place as the holder may otherwise specify in writing, such payments to be made as follows:

1) $12,000.00 on or before October 22, 1998, includes principal and interest.

2) See attached amortization schedule for subsequent monthly payments. Payments to be due on the 22nd day of each consecutive month thereafter as set forth in the attached amortization schedule, such that the remaining balance, plus interest, is paid in full by March 22, 2000.

     Intraco reserves the privilege of prepayment without penalty. If any installment of this Promissory Note is not paid when due, or upon an assignment for the benefit of creditors by Intraco; or an application for the appointment of a receiver for Intraco or for property of Intraco, or the making, or assuming of a notice of an intended bulk sale by Intraco; or its Principals, are otherwise in default of the terms of this Promissory Note between Intraco and Digital (all of which are hereinafter referred to as "Events of Default"), then the entire unpaid balance hereof shall be accelerated and become immediately due and payable and it is agreed that Digital may proceed without notice and demand with all available legal remedies.

     Every party to this Promissory Note, whether as maker, principal, endorser, guarantor, surety, or otherwise, hereby waives presentment, demand, protest and notice of dishonor and protest, and agrees that extension or extensions of the time of payment of this Promissory Note or of any installment or part thereof may be made before, at or after maturity by agreement with any one or more of the parties hereto without notice to and without releasing the liability of any party to this Promissory Note, and also agree to pay all actual and reasonable expenses, including reasonable attorney's fees, incurred in collecting this Promissory Note, in case this Promissory Note or any installment or part thereof shall not be paid when due or at maturity.

     No delays or omission by the holder of this Promissory Note in exercising any right hereunder will operate as a waiver of such right or any other right under this Promissory Note. A waiver on one occasion will not be constituted as a waiver of such right or any other right on another occasion. Acceptance by Digital of any payments hereunder after the date specified shall not be deemed a waiver of Digital's rights to proceed with its remedies after such default.

This Promissory Note, executed under seal, will be governed by the law of the State of Florida.

     The undersigned, Jack Berger, personally and individually warrants that he is the president, of Intraco, and that he is empowered with corporate authority to execute this Promissory Note.

     INTRACO SYSTEMS, INC.

                                               By:__________________________
                        Name:  Jack Berger
Title:  President



RELEASE

     For good and valuable consideration the receipt and sufficiency of which is hereby acknowledged. Intraco Systems, Inc., for itself and for its affiliates. predecessors. successors. directors, officers. attorneys. employees, agents and assigns (collectively Intraco) and with the intention of being legally bound, hereby voluntary, knowingly and willingly releases, remises and forever discharges Digital Equipment Corporation and its parents, subsidiaries, divisions, affiliates, predecessors, successors, directors, officers, attorneys, employees, agents and assigns, (collectively. "DIGITAL"), from any and all claims. debts, damages, liabilities, contracts, actions, obligations, accounts, torts, causes of action, defenses, offsets, judgments, demands, or claims for relief. of whatever kind or name, in law or equity, whether known or unknown, which Intraco may have, or ever had, relating in any way to all dealings between DIGITAL and Intraco prior to the date of this Release.

Intraco agrees that all of the terms of this Release are contractual, and are not merely recitals, and that this Release may not be orally modified or changed.

Intraco understands, and agrees that the settlement for which this Release is given is made in compromise of disputed claims and that the consideration and other obligations made pursuant to this Release are not to be construed as an admission of liability on the part of any party and that both parties deny liability and intend merely to avoid the time, expense and uncertainty of litigation.


Signed this ____ day of September, 1998.

Intraco Systems, Inc.

By: __________________________
Title:_________________________

















ESCROW AGREEMENT

An Escrow Account shall be established by the Law Offices of Carman and Smith, P.A., 199 E. Boca Raton Road, Boca Raton, FL 33432 as follows:

The parties have agreed to establish an escrow account which account shall be used for the purpose of holding funds provided by Customers for payment of purchase orders. The purpose of the escrow is to provide procedures for payment of purchase orders from Intraco Systems, Inc. (hereinafter referred to as "Intraco") to Digital Equipment Corporation (hereinafter referred to as "Digital").

Intraco is to issue Purchase Orders to Digital as normal. Intraco will send a copy of its Purchase Orders with payment distribution information to Escrow Agent. This information will define the following: Ron Burkholder as the Contact for Digital including the address, telephone and fax numbers; payment submission details; and copies of Intraco Purchase Orders.

Escrow Agent shall then prepare a document package including a letter confirming the amount of payment to be disbursed; the referenced Purchase Order number and payment instructions; and a copy of the corresponding Intraco Purchase Order. This document package will be faxed to Ron, who will then review the documentation, and contact Intraco or the Escrow Agent with any questions, changes or problems.

All invoices issued to a Customer on a project using the Escrow Account will include payment terms specifying that payment is to be made to "Intraco Systems Escrow Account". The Customer payments will be deposited into this account. The Escrow Agent hereby agrees to distribute the proceeds as specified.

1. Disbursements of all payments deposited into the Escrow Account shall be made by the Escrow Agent to Digital and Intraco on or before the I Oh and 25"' of each month. Disbursements to Digital will be mailed to Digital Equipment Corporation, PO. Box 100500, -Atlanta, GA, 30384 or at such other place as the Digital may otherwise specify in writing, Disbursements to Intraco will be mailed to: 1356 N.W. 2 Avenue, Boca Raton, FL 33432.

2. Digital invoices aged > 45 days as of each disbursement date must be paid to Digital by the escrow Agent or directly by Intraco or Intraco will be in default on the Note. Disputed invoices must be immediately identified and communicated to Digital. If mutually agreed to by Digital in writing, non-payment of these items would not create an event of default.

3. All Digital billings or credit memos will be paid based on the original item date. Credit memo's issued to cancel or correct Digital billings issued in error may be used upon receipt.

4. Intraco will be paid the difference between the Intraco customer payment, on each Digital project, and the amount owed Digital.

5. Digital invoices will continue to be directed to Intraco, who will provide copies to the Escrow Agent. On a monthly basis Digital will provide the Escrow Agent a complete listing of all open invoices billed to Intraco. This will allow the Escrow Agent to reconcile open invoices and payments due Digital under Section 2 above.

If Escrow agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from either Intraco or Digital or in regard to any third person with respect to the escrowed funds, which, in its sole opinion, are in conflict with any provision of this Escrow Agreement, Escrow Agent will be entitled to refrain from taking any action until it shall be directed in writing from both Intraco and Digital and said third person(s) if any, or by a final order or judgment of court of competent jurisdiction.

In no event shall Escrow Agent be liable to either Intraco or Digital under the terms of this Escrow Agreement, except for gross negligence or misconduct.

In the event of any controversy involving the escrowed funds, Escrow Agent shall be entitled to deposit the Escrowed Funds or any part thereof in the registry of a court of competent jurisdiction, and upon such deposit, Escrow Agent shall be released from all further liability in connection with the escrowed funds and this Escrow Agreement. Escrow agent is entitled to reasonable attorney's fees and costs if the above occurs.

Intraco and Digital acknowledge that Escrow Agent is the law firm representing Intraco.

     IN WITNESS THEREOF, the parties have executed this Escrow Agreement on the day and year first above written.

Date:__________________________,1998
Digital Equipment Corporation


Dated:_________________________
By:________________________

Intraco Systems, Inc.

Dated:
________________________
By:_________________________

Escrow Agent:
Carman & Smith, P.A.

Dated:_________________________     By:__________________________